[DSC Letterhead]

Date
[NAME] [TITLE] [COMPANY] [ADDRESS]
Dear __________:

We previously sent you a Supplemental Agreement prepared by Dreyfus Service Corporation (“Dreyfus”) as part of our implementation of the SEC’s new rule, Rule 22c-2 under the Investment Company Act of 1940. To date, we have not received a signed Supplemental Agreement back from your firm. Accordingly, enclosed is Dreyfus’ Agreement that, in accordance with the SEC’s rule, must be executed by an appropriate signatory and returned to the undersigned no later than April 16, 2007.

As you may know, this rule, in part, requires us as a fund company to enter into an agreement with each of our financial intermediaries requiring that such financial intermediaries provide us with access to shareholder identification and transaction information upon request. Based upon a review of our records, your company appears to be an intermediary covered by the rule.

In addition to amending your agreement to comply with the SEC’s Rule 22c-2, Dreyfus is also amending and adding certain items to the agreement to ensure that our agreement with your firm covers other items of recent concern, specifically: market timing; anti-money laundering; privacy; sales suitability; state blue-sky laws; and multi-class distribution arrangements.

Please note that, pursuant to the SEC’s rule, your failure to have an agreement executed with Dreyfus by the rule’s compliance date may result in our inability to continue to accept redemption orders you place on behalf of your clients.

Should you have any questions about the enclosed Agreement, the SEC’s new rule, or other issues relating to our implementation of the rule, please feel free to contact me at ___________.

Sincerely,
__________

Supplemental Agreement

This Supplemental Agreement is entered into as of April 16, 2007 by and between Dreyfus Service Corporation (“Dreyfus”) on its behalf, and/or on behalf of one or more of the Funds for which it serves as primary underwriter, and the undersigned (the “Intermediary”).

WHEREAS, Dreyfus and the Intermediary have previously entered into one or more of the agreements (the "Agreement") set forth on Attachment A to this Supplemental Agreement relating to certain funds ("Funds") for which Dreyfus is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Dreyfus and the Intermediary hereby agree as follows:

A.	Definitions

	1.	“Fund” includes the Funds covered by the Agreement and the Funds' principal underwriter and transfer agent. The term does not include any “exempted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the “1940 Act”).

	2.	“Shareholder” shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

	3.	“Written” communications include electronic communications and facsimile transmissions.

B.	Shareholder Information and Imposition of Trading Restrictions

	1.	Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Shares held through an account with the Intermediary (an "Account") during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(a) Period Covered by Request. Requests must set forth a specific period,not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

		(b)	The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”), and upon further request of the Fund, (i) provide or arrange to have provided the information set forth in paragraph (B)(1) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

		(c)	Dreyfus agrees not to use the information received under this Section B for marketing or any other similar purpose without the prior Written consent of the Intermediary.

	2.	Agreement to Restrict Trading. The Intermediary agrees to execute Written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

		(a)	Form of Instructions. Instructions provided to the Intermediary will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instructions relates.

		(b)	Confirmation by the Intermediary. The Intermediary must provide Written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide the confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

C.	Late Trading Procedures. The Intermediary represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by the Intermediary from Shareholders treated as received prior to the close of trading (the "Close of Trading") on the New York Stock Exchange

(the "NYSE") (usually 4:00 p.m. Eastern time) on a day the NYSE is open for business (a "Business Day") are received by the Intermediary prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to Dreyfus or its designee for that Business Day. Each transmission of Share orders by the Intermediary shall constitute a representation that such orders are accurate and complete and are as received by the Intermediary by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading.

D.	Anti-Money Laundering Program Procedures. The Intermediary represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and National Association of Securities Dealers ("NASD") Rule 3011. The Intermediary also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. The Intermediary agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Shares, provided that neither the Intermediary nor the Fund is the subject of the SAR. The Intermediary, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network (“FinCEN”) to allow the Intermediary to share information pursuant to Section 314(b) of the USA PATRIOT Act.

E.	Privacy. Pursuant to Regulation S-P promulgated by the Securities and Exchange Commission under the Gramm-Leach-Bliley Act (“Reg. S-P”), the Intermediary agrees to deliver the Funds' then current consumer privacy notice to any customer who purchases Shares from or through the Intermediary, at or prior to the time of the initial purchase, if the customer would be considered a “consumer” or “customer” (each as defined in Reg. S-P) of the Fund(s).

F.	Suitability Analysis. To the extent that the Intermediary makes a recommendation to its customers regarding a transaction in Shares, the Intermediary agrees that it is its responsibility to fulfill its obligations under NASD rules and to determine the suitability of any Shares as investments for customers, and that Dreyfus has no responsibility for such determination.

The Intermediary understands and acknowledges that the Funds may offer Shares in multiple classes, and the Intermediary represents and warrants that, to the extent the Intermediary is recommending transactions in Shares, it has established compliance procedures designed to ensure that, in offering more than one Share class of Funds to its customers, customers are made aware of the terms of each class of Shares offered, to ensure that its representatives recommend only Shares that are appropriate investments for each customer, to ensure that the customer is availed of the opportunity to obtain front-end sales charge discounts as detailed in the Funds' prospectuses, and to ensure proper supervision of the Intermediary’s representatives in recommending and offering different classes of Fund Shares to its customers.

G.	Qualification of Shares in States. Dreyfus agrees to make available to the Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. The Intermediary will make offers of Shares to its customers only in those states, and will ensure that the Intermediary (including its associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with the Intermediary’s activities. Dreyfus will promptly inform the Intermediary of any changes to the list of states.

H.	Status as an NASD Member. To the extent that the Intermediary is a broker-dealer or is otherwise subject to the Conduct Rules of the NASD, the Intermediary shall inform Dreyfus promptly of any pending or threatened action or proceeding by the NASD bearing on the Intermediary’s membership with the NASD and of any suspension or termination of such membership. The Intermediary further agrees to maintain all records required by applicable laws or that are otherwise reasonably requested by Dreyfus in the event the Intermediary's status as a member of the NASD or the Securities Investor Protection Corporation changes. The Intermediary recognizes that it will be treated as a “non-member of the Association,” as defined by Rule 2420 of the NASD Conduct Rules, during the period of any suspension of the Intermediary's membership in the NASD.

Accordingly, no payments required by NASD regulations to be paid solely to a registered broker or dealer shall be paid by Dreyfus while the Intermediary is suspended from the NASD. Further, any termination of the Intermediary’s NASD membership will automatically terminate the Agreement without notice. In the event that the Agreement is terminated as a result of the Intermediary ceasing to be a member of the NASD, or for any other reason as permitted by the Agreement, the Intermediary agrees to work cooperatively with Dreyfus to effect an orderly transition of customer assets if customer Shares are redeemed or registrations transferred.

I.	Miscellaneous

	1.	This Supplemental Agreement supersedes the terms of the Agreement and any other agreement between the parties with respect to the provisions covered herein. Except as modified herein, the Agreement and all other agreements between the parties remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.

	2.	To the extent the Intermediary fails to comply with any provision of the Agreement, Dreyfus may terminate the Agreement immediately upon providing Written notice to the Intermediary.

3.	All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

4.	This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

5.	The Agreement, including any Exhibits, Attachments or Appendices attached thereto, may be amended by Dreyfus upon 15 days’ prior notice to Intermediary, and such amendment shall be deemed accepted by Intermediary upon the placement of any order for the purchase of Fund Shares or the acceptance of any fee payable under the Agreement after the effective date of any such amendment.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below: